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PRESS RELEASE
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FOR IMMEDIATE RELEASE
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          IPC HOLDINGS, LTD. RAISES $547 MILLION ADDITIONAL CAPITAL
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        PEMBROKE, BERMUDA, December 12, 2001.   IPC Holdings, Ltd. (NASDAQ:
IPCR) today reported that it closed its public offering and had received net proceeds of $380,380,000 from its public offering of 15,200,000 shares at a public offering price of $26 per share, the lead underwriters for which were Morgan Stanley and Goldman Sachs. The underwriters chose to exercise their option to purchase an additional 2,280,000 shares, providing further net proceeds to the Company of $57,057,000, for a total of $437,437,000 from the public offering.

        In addition to funds raised in the public offering, the Company sold 2,847,000 shares to American International Group, Inc. ("AIG") in a concurrent private placement at the public offering price of $26 per share and AIG exercised its option to purchase 2,775,000 shares at $12.7746 per share. Total funds received from AIG amounted to $109,471,515.

        President and Chief Executive Officer Jim Bryce commented: "We are very pleased to have been able to increase our capital by $547 million to meet the needs of our clients for reinsurance capacity. We look forward to employing our new capacity."

        Prospectuses relating to the offering may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036.

        IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, marine, aviation, property-per-risk excess and other short-tail property reinsurance on a worldwide basis.


        CONTACT: JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR JOHN WEALE, VICE PRESIDENT & CHIEF FINANCIAL OFFICER

                        TELEPHONE:      441-298-5100